Exhibit 10.1
First Financial Bancorp

2010 Annual Short-Term Incentive (STI) Plan Summary

Purpose:  As a key component of First Financial Bancorp’s (FFBC) competitive total rewards package, the STI Plan is designed to attract, retain and motivate skilled associates, align them with the performance objectives of the Bank and provide an opportunity for all associates to share in the company’s success.  This pay for performance approach to incentives increases the value of FFBC and drives shareholder returns.

Participants:  All regular (non-temporary) associates of First Financial Bancorp or its subsidiaries.

Award Opportunities:  Target Award Opportunities will be assigned based on market median award levels, by position, expressed as a percentage of actual base salary paid for the performance year for all participants (minimum of 3%).  Actual awards may range from 0% to a maximum of 200% of the Total Award Opportunity based on financial, risk management and other performance measures.

Performance Period:  Calendar/fiscal year, beginning on January 1, 2010.

Performance Categories and Measures:  FFBC Performance Measures reflect an appropriate balance of financial results as compared to peer company performance (defined as publicly traded bank holding company data for banks in similar markets and with comparable asset size), risk management metrics, and performance against FFBC’s Strategic Imperatives and other measures as determined by the Risk and Audit Committees of the Board.

2010 Performance Categories and Measures	Executive Management Team (EMT)	General STI Participants	Chief Risk Officer	Chief Internal Auditor
1. Financial Performance vs. Peer • Total Shareholder Return • ROA • Credit Quality	X* X* X*	X X	X* X* X*	X* X* X*
2. Enterprise Risk Management Performance • Achievement of ERM process and structure objectives • Results of ERM activities	X X		X X	X X
3. Other	Assessment of results against other strategic imperatives: • Process Improvement • Revenue Growth • Credit Quality Improvement • Employer of Choice		TBD by Risk Committee	TBD by Audit Committee
* Financial performance will be assessed on a 3-year look-back basis for EMT participants.

At the end of the Performance Period, the Compensation Committee will be provided with quantitative data and other information to assist in making a determination of performance.  While the Committee will be heavily guided by performance against predefined metrics, the final determination will not be formulaic.  Discretion will be used to determine the final award payments, taking into account other considerations impacting performance.

1.	Financial Performance – Financial Performance will be the primary driver of STI payout levels, but may be modified by performance in the Risk Management and Other Performance Categories.

•
The payout for FFBC financial results falling below the 25th percentile of peer company performance will be 0%.  A maximum payout (200% of the Target Award Opportunity) will be considered for performance at or above the top quartile (75th percentile) of the peer group.   Judgment will be used to interpolate performance when results fall between established performance levels.

•
EMT Participants - The calculation of incentive for EMT members will be based on a comparison to peer company performance over the plan year and the two years prior.   This measurement will be based on performance over the entire 3-year period (not each year individually).

2.
Enterprise Risk Management Performance (This category applies only to EMT participants) - The Compensation and Risk Management Committees of the Board, with input from management, will assess performance and results against ERM objectives to determine a payout factor (0% to 100%) for awards indicated under the financial performance component of the plan for this group of participants.

3.	Other Performance

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The FFBC Compensation Committee, with information provided by management, will assess performance against the organization’s Strategic Imperatives to determine final payout levels under the plan for all participants.

•	Separate measures for the Chief Risk Officer and Chief Auditor may be considered by the Risk Management and Audit Committees of the Board, respectively.

In total, the STI payout may not exceed 200% of the Target Award Opportunity.

Award Payments:  STI payouts will be made in cash to Participants as soon as practicable following the close of each fiscal/performance year, but in no event later than March 15 following the close of each fiscal year; however, no payment will be made until results are audited and approved by the FFBC Compensation Committee.  Notwithstanding the above, with respect to “Senior Executive Officers,” any incentive payment during the TARP Period (as defined herein) will be paid in restricted stock and comply with the applicable requirements of law and regulation.

In the event a payout exceeds 100% of target, EMT participants will receive the amount that exceeds 100% in restricted stock.

Participants employed for a portion of 2010 will receive a pro-rata payout based on actual base salary paid for the year. All payouts under the plan are subject to withholding, where applicable, for federal, state and local taxes.

Clawbacks: In the event (a) FFBC is required to prepare an accounting restatement due to the material noncompliance of FFBC with any financial reporting requirement under the securities laws during the Performance Period as a result of misconduct, or (b) the Committee determines that senior management has taken risks that jeopardize the safety and soundness of the company, the members of the EMT shall reimburse FFBC for any award under the STI.

In addition, during the period FFBC was subject to the laws and regulations applicable to recipients under the Troubled Assets Relief Program – Capital Purchase Program (TARP Period), senior executive officers and the next highly compensated associates are subject to clawback based on statements of earnings, gains or other criteria during the TARP Period that are later proven to be materially inaccurate

Risk Management: The 2010 Annual STI Plan design has been reviewed by the Compensation and Risk Committees of the Board, which have determined that the design does not incent behavior that could jeopardize the safety and soundness of the organization.  In particular, the 2010 Annual STI Plan design:

•	Appropriately balances risk and reward

•	Is compatible with effective controls and risk management

•	Is supported by strong corporate governance, including active oversight by the Board of Directors

Employment Requirement:  To be eligible to receive payment of an Award, the Participant must have remained in the continuous employ of the Company or its subsidiaries through the end of the applicable Performance Period and until the time of payout.

Administration:  The Plan will be approved by the FFBC Compensation Committee (Committee) and administered by FFBC’s CEO and Senior Human Resources Officer.  The Committee shall adopt such rules and regulations as it may deem appropriate in order to carry out the purpose of the plan.  All questions of interpretation, administration and application of this plan shall be determined by a majority of the members of the Committee then in office, except that the Committee may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Committee.  The determination of the majority shall be final and binding in all matters relating to the plan.  The Committee shall have authority to determine the terms and conditions of the awards granted to eligible associates. The Plan may be amended or discontinued at any time at the election of the Committee, provided that no amendment will reduce the rights of Participants during the current performance year.

No Rights to Awards or Continued Employment:  No associate of FFBC or any of its subsidiaries shall have any claim to receive awards under the plan.  Neither the plan nor any action taken under the plan shall be construed as giving any associate any right to be retained by FFBC or any subsidiary of FFBC.

Source of Payments:  To the extent any person acquires any rights to receive payments hereunder from FFBC or any of its subsidiaries, such rights shall be no greater than those of an unsecured creditor.

Prohibited or Unenforceable Provisions:  Any provision of this plan that is prohibited or unenforceable shall be ineffective to the extent such prohibition or unenforceability without invalidating the remaining provision of the plan, including but not limited to those prohibitions during the TARP Period.

Section 162(m) Provisions:  Any awards under the plan shall be subject to the applicable restrictions imposed by Code Section 162(m) and the U.S. Department of Treasury regulations promulgated thereunder, notwithstanding any other provisions of the plan to the contrary.

Governing Law:  The plan and all rights and awards hereunder shall be construed in accordance with and governed by the laws of the State of Ohio.

Approval Date:  The plan was approved by the FFBC Compensation Committee on October 25, 2010.